                                 TRUST AGREEMENT


           TRUST AGREEMENT, dated as of June 29, 1999, between GOLDMAN, SACHS & CO., as sponsor (the "Sponsor") and PAUL S. EFRON, as trustee (the "Trustee").

           1. The Sponsor hereby creates Thirteenth Automatic Common Exchange Security Trust (the "Trust") to acquire and hold a fixed portfolio of stripped U.S. Treasury Securities (the "Treasuries"), enter into and hold purchase contracts with respect to common stocks chosen by the Trustee (the "Contracts"), issue shares of beneficial interest therein ("Securities"), and hold the Trust Estate in trust for the use and benefit of all present and future beneficial owners of Securities and otherwise carry out the terms and conditions hereof, all for the purpose of providing periodic cash distributions and the potential for capital appreciation for the beneficial owners of Securities. The Trustee hereby declares that he will accept and hold the Trust Estate in trust for the use and benefit of all present or future beneficial owners of Securities. The Sponsor hereby deposits with the Trustee the sum of $10 to accept and hold in trust hereunder. As used herein, "Trust Estate" means the Treasuries, the Contracts and any monies held by the Trust from time to time.

           2. The Sponsor authorizes and directs the Trustee to issue one Security, at such price and on such terms as the Trustee may determine, to the Sponsor upon the Sponsor's request. Such Security shall be evidenced by a certificate, which shall be executed manually by the Trustee, shall be in substantially the form of Exhibit A to this Agreement, with the blanks appropriately filled in, shall be dated the date of countersignature and delivery by the Paying Agent and shall represent an undivided interest in the Trust. If the Trust makes a public offering of Securities, then subsequent to the determination of the public offering price per Security and the related underwriting discount for the Securities to be sold to the underwriters in such public offering but prior to the sale of the Securities to such underwriters, the Security issued pursuant to this Section shall be split into a greater number of Securities so that immediately following such split the value of each Security held by the Sponsor will equal the aforesaid public offering price less the related underwriting discount.

           3. The Sponsor specifically authorizes and directs the Trust to (i) prepare a Registration Statement to be filed with the Securities and Exchange Commission and an accompanying Prospectus to be furnished to prospective purchasers of Securities; (ii) acquire the Treasuries as directed by the Sponsor; (iii) enter into the Contracts; (iv) hold, invest and disburse monies as directed by the Sponsor; and (v) adopt and amend bylaws and take any and all other actions as necessary or advisable to carry out the purposes of the Trust.

           4. Subject to the specific provisions hereof, the Trust will be managed solely by the Trustee. The Trustee shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Trust and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Trust.

           5. The Trustee may resign or be discharged of the trust created hereby by executing an instrument in writing and filing the same with the Sponsor. Such resignation shall become effective immediately upon such filing unless otherwise specified therein. Before the issuance of any Securities, any vacancy in the office of the Trustee may be filled by appointment by the Sponsor.

           6. The Trustee shall not be liable to the Trust or any beneficial owner of Securities for any action taken or for refraining from taking any action except in the case of willful misfeasance, bad faith, gross negligence or a willful disregard of the duties of his office.

           7. Before the issuance of any Securities, (i) the trust created hereby shall be revocable by the Sponsor at any time upon written notice to the Trustee, and (ii) this Trust Agreement may be amended by the Trustee from time to time for any purpose. This Trust Agreement and the Trust shall terminate upon the date which is 21 years after the death of the last survivor of Joseph P. Kennedy living on the date hereof.

           8. This Trust Agreement is executed and delivered in the State of New York, and all laws or rules of construction of the State of New York shall govern the rights of the parties hereto and of the beneficial owners of Securities and the interpretation of the provisions hereof.

           9. This Trust Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party hereto, all such counterparts taken together shall constitute one and the same agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the first date written above.


                                             GOLDMAN, SACHS & CO., as Sponsor



                                                 /s/ Goldman, Sachs & Co.



                                                 PAUL S. EFRON, as Trustee


                                                     /s/ Paul S. Efron
                                                         Paul S. Efron

                                                                       Exhibit A



THIS CERTIFICATE IS ISSUED UNDER AND IS SUBJECT TO THE TERMS, PROVISIONS AND CONDITIONS OF THE TRUST AGREEMENT REFERRED TO BELOW TO WHICH THE HOLDER OF THIS CERTIFICATE BY VIRTUE OF THE ACCEPTANCE HEREOF ASSENTS AND IS BOUND.

               THIRTEENTH AUTOMATIC COMMON EXCHANGE SECURITY TRUST

NO. 1                                                               ONE SECURITY

           THIS CERTIFIES THAT GOLDMAN, SACHS & CO. IS THE RECORD OWNER OF ONE OF THE SECURITIES OF THIRTEENTH AUTOMATIC COMMON EXCHANGE SECURITY TRUST CONSTITUTING AN UNDIVIDED INTERESTS IN THIRTEENTH AUTOMATIC COMMON EXCHANGE SECURITY TRUST, A TRUST CREATED UNDER THE LAWS OF THE STATE OF NEW YORK PURSUANT TO A TRUST AGREEMENT, DATED JUNE 29, 1999, BETWEEN GOLDMAN, SACHS & CO. AND PAUL
S. EFRON, AS TRUSTEE. THIS CERTIFICATE IS ISSUED UNDER AND IS SUBJECT TO THE TERMS, PROVISIONS AND CONDITIONS OF THE TRUST AGREEMENT, TO WHICH THE HOLDER OF THIS CERTIFICATE BY VIRTUE OF THE ACCEPTANCE HEREOF ASSENTS AND IS BOUND, A
COPY OF WHICH TRUST AGREEMENT IS AVAILABLE AT THE OFFICE OF THE TRUSTEE, 85 BROAD STREET, NEW YORK, NEW YORK 10004.

           WITNESS THE SIGNATURE OF THE TRUSTEE.

                                                  THIRTEENTH AUTOMATIC COMMON
                                                  EXCHANGE SECURITY TRUST


DATED:
                                                  By:_________________________
                                                             Paul S. Efron
                                                             Trustee